For Immediate Release


  Alfa Extends Exercise Date For Warrants and Provides Corporate Update
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     NEW YORK, September 29, 2006 -- Alfa International Holdings Corp.
(OTC BB: AHDS.OB - News), today announced that it has extended the exercise date for its common stock purchase warrants ("Warrants") held by owners of its Series B Preferred Stock. All such unexercised Warrants will now expire on April 30, 2007.

     Alfa's president, Frank J. Drohan, remarked, "The Board of Directors decided that the holders of the Preferred Stock should have the continued possibility of benefiting from the ownership of the Warrants. We are pleased with the slow but steady progress we have made in our Journey of Light, Inc. ("JOL") subsidiary and its plans for the $U.S. 1.6 billion dollar Omagine real-estate development project (the ''Omagine'' project) in the Sultanate of Oman (''Oman''). JOL management is continuing its discussions with officials of the government of Oman with the objective of arriving at the final terms and conditions of a Development Agreement between the Government and JOL. We have successfully completed our negotiations with J&P, a billion dollar Athens based general contractor, with respect to their participation in Omagine as an investor and contractor. We expect to reduce the J&P agreement to writing shortly and hope to conclude the negotiations in Oman after the end of the Muslim holy month of Ramadan. Additionally we held significant discussions last week in Europe with senior members of the Government of Libya and we expect further opportunities to arise during 2007 in Libya for JOL."

     Omagine is proposed to be developed on 1 million square meters (equal to approximately 245 acres) of beachfront land facing the Gulf of Oman (the ''Omagine Site'') just west of the capital city of Muscat and nearby the Seeb International Airport. Omagine is planned to be an integration of cultural, heritage, educational, entertainment and residential components, including: a ''high culture'' theme park containing seven pearl shaped buildings, each approximately 60 feet in diameter (the ''Pearls'') and associated exhibition buildings (collectively, the ''Landmark''); a five star resort hotel; a four star hotel; a boardwalk; an open air amphitheater and stage; a canal and enclosed harbor area; boat slips; commercial office buildings; shopping and retail establishments; restaurants and open space green areas. Additionally, Omagine, as presently conceived, includes the construction and sale by the Project Company of approximately 3,900 residences consisting of a combination of villas, town homes and apartments.

About Alfa International Holdings Corp.

     Alfa International Holdings Corp. (OTC BB:AHDS.OB) conducts all its real-estate development business activities through its wholly owned subsidiary, Journey of Light, Inc. (JOL). JOL is a real-estate development, entertainment and hospitality company focusing on Middle Eastern development opportunities resulting from the recent aggressive growth strategies adopted by governments in the hyper-wealthy Persian Gulf region. These governments are seeking to diversify their economies through mega projects that create tourist destination hot spots. The Middle East is the fastest growing tourist destination in the world and this little known fact combined with relentlessly rising prices for oil and natural gas has created a ''perfect storm'' of enormous financial resources combined with superb development opportunities.

     For all Alfa's investor relations needs, investors are asked to visit Alfa's IR Hub at http://www.agoracom.com/IR/Alfa where they can post questions and receive answers within the same day, or simply review questions and answers posted by other investors. Alternatively, investors are able to e-mail all questions and correspondence to AHDS@agoracom.com where they can also request addition to the investor e-mail list to receive all future press releases and updates in real time. Visit Alfa's website at http://www.AlfaCorp.net.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The risks and uncertainties that may affect the operations, performance development and results of Alfa's business include but are not limited to fluctuations in financial results, availability and customer acceptance of Alfa's and JOL's products and services, final negotiations of impending contracts, and purchase orders, the impact of competitive products, services and pricing, general market trends and conditions, and other risks detailed in the Company's SEC reports.

Contact:
Alfa International Holdings Corp.
Corporate Inquiries
Frank J. Drohan, President & CEO
(212) 563-4141